EXHIBIT 99.1
                                                        ------------
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE


COMPANY CONTACT:   Michael J. Valentine
                   Executive Vice President Finance
                   and Chief Financial Officer
                   847-871-6509


FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 25, 2004

                  First Quarter Net Sales Increase 8%
                  -----------------------------------
                 First Quarter Net Income Declines 64%
                 -------------------------------------

Elk Grove Village, IL, October 25, 2004 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2005 first quarter. Net income for the current quarter was approximately $2.6 million or 24 cents per share diluted in comparison to net income for the first quarter of fiscal 2004 of $7.2 million, or 76 cents per share diluted.

Net sales for the fiscal 2005 first quarter increased by 8% to approximately $134.6 million from approximately $124.8 million in the first quarter of fiscal 2004. Net sales increases were strong in all distribution channels except the consumer channel, which declined slightly. The decline in the consumer channel came mainly from lower promotional activity of Fisher peanut products at a major customer in comparison to promotional activity at that same customer last year. The decline in the sales of Fisher peanut products was mostly offset by gains in the sales of private label products and products sold under the
Company's Sunshine Country brand.   Primarily as a result of the lower
promotional activity mentioned above, pounds shipped in the current quarter declined by approximately 1.4% from the pounds shipped in the first quarter of fiscal 2004.

The gross margin for the first quarter of fiscal 2005 decreased to 12.6% of net sales from 20.4% of net sales for the first quarter of fiscal 2004. The decline in gross margin was mainly attributed to substantially lower gross margins earned on almond sales during the current quarter. The negative impact on gross margin from almond sales resulted from a significant increase in the cost of almonds purchased in the spot market during the quarter, unfavorable almond processing variances generated from the use of low quality input stocks of available 2003 crop almonds purchased during the quarter and the higher than expected final settlement with almond growers for the 2003 crop. Gross margins were further negatively impacted to a lesser extent by lower gross margins on mixed nuts caused by higher almond, Brazil nut and hazelnut costs and by a lower than expected yield on walnuts shelled during the quarter. Also, the gross margin in the first quarter of fiscal 2004 benefited from a sizeable gain in pecan shelling that did not occur in the current quarter. The above factors combined to account for approximately 7.4% of the 7.8% overall decrease in gross margin, as a percentage of net sales.

Selling and administrative expenses decreased as a percentage of net sales, to 9.4% for the first quarter of fiscal 2005 from 10.3% in the fiscal 2004 first quarter. Selling expense in the current quarter, as a percentage of net sales, increased slightly as increases in advertising and distribution expenses were largely absorbed by increased sales. Administrative expense for the first quarter of fiscal 2005, as a percentage of net sales, fell to 2.0% from 3.1% for the first quarter of fiscal 2004, primarily due to lower incentive-based compensation expense which is based upon earnings. Operating income for the current quarter declined to approximately $4.3 million from approximately $12.6 million in the first quarter of the prior year. Interest expense in the first quarter of fiscal 2005 fell substantially to approximately $311,000 from $995,000 in the first quarter of fiscal 2004 as a result of lower debt levels attributable to debt repaid with proceeds from our stock offering completed in April 2004.

"Consumption of tree nuts and peanuts continues to increase at rates that are much higher than historical growth rates," noted Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "Though this increase in consumption boosted sales in almost all of the distribution channels that we sell our products into, it has also generated substantial increases in the costs of the raw materials that we use, especially in the case of almonds," Mr. Sanfilippo added. "Because our almond position was oversold in the current quarter, and the spot market for almonds spiraled upwards during the quarter, almonds had a substantially negative impact upon our profitability during the first quarter as our stocks of higher quality lower cost almonds purchased from our growers last fall became exhausted," Mr. Sanfilippo explained. "We are now receiving new crop almonds from growers that are lower in cost and higher in quality than those that we purchased in the spot market in the first quarter. Additionally, our current new crop almond sale and purchase position is in balance," Mr. Sanfilippo stated. "By the end of the second quarter of the current fiscal year, we will have completed deliveries on most of our old crop industrial sales contracts and begun shipping against new crop sales industrial contracts, which are priced in line with current commodity costs. We are also working to increase prices in other distribution channels in anticipation of additional increases in commodity costs for implementation in the third and fourth quarters of fiscal 2005," Mr. Sanfilippo further stated. "In respect to commodities, this has been one of the most challenging years that I have experienced in my career. We have taken steps to improve our almond selling and purchasing strategy, and our sales force is working hard to keep our customers informed about these nut markets and the effect changes in these markets will have on pricing in the near future," Mr. Sanfilippo concluded.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) sales activity for the Company's products, including a decline in sales to one or more key customers; (ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; (vi) risks and uncertainties regarding the Company's facility consolidation project; and
(vii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut BowlTM, Sunshine Country, Flavor Tree and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.


                       JOHN B. SANFILIPPO & SON, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except earnings per share)

                                               For the Quarter Ended
                                         --------------------------------
                                                   (Unaudited)
                                         September 23,      September 25,
                                               2004               2003
                                         -------------      -------------
Net sales                                    $134,645           $124,762
Cost of sales                                 117,719             99,345
                                             --------            -------
Gross profit                                   16,926             25,417
                                             --------            -------
Selling expenses                                9,848              8,955
Administrative expenses                         2,753              3,842
                                             --------            -------
                                               12,601             12,797
                                             --------            -------
Income from operations                          4,325             12,620
                                             --------            -------
Other income (expense):
  Interest expense                               (311)              (995)
  Miscellaneous                                   176                117
                                             --------            -------
                                                 (135)              (878)
                                             --------            -------
Income before income taxes                      4,190             11,742
Income tax expense                              1,634              4,579
                                             --------            -------
Net income                                     $2,556             $7,163
                                             ========            =======
Basic earnings per share                        $0.24              $0.77
                                             ========            =======
Diluted earnings per share                      $0.24              $0.76
                                             ========            =======
Weighted average shares outstanding
  -- basic                                 10,559,224          9,328,884
                                           ==========          =========
  -- diluted                               10,718,487          9,480,281
                                           ==========          =========




                        JOHN B. SANFILIPPO & SON, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                             (Unaudited)
                                            September 23,        June 24,
                                                   2004            2004
                                            -------------        --------
ASSETS

CURRENT ASSETS:
  Cash                                          $15,146           $2,085
  Accounts receivable, net                       41,865           33,735
  Inventories                                   134,566          127,459
  Deferred income taxes                           1,259            1,301
  Income taxes receivable                            --              943
  Prepaid expenses and other current assets       2,307            2,103
                                               --------         --------
                                                195,143          167,626

PROPERTIES, NET                                  69,163           69,154
OTHER ASSETS                                      8,084            8,339
                                               --------         --------
                                               $272,390         $245,119
                                               ========         ========

                                             (Unaudited)
                                            September 23,        June 24,
                                                   2004            2004
                                            -------------        --------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                                 $    --           $5,269
  Current maturities of long-term debt            1,030            1,277
  Accounts payable                               47,259           16,388
  Book overdraft                                 10,052            7,926
  Accrued expenses                               10,825           13,912
  Income taxes payable                              462               --
                                               --------         --------
                                                 69,628           44,772
                                               --------         --------
LONG-TERM DEBT                                   12,426           12,620
LONG-TERM DEFERRED INCOME TAXES                   6,374            6,367
                                               --------         --------
                                                 18,800           18,987
                                               --------         --------
STOCKHOLDERS' EQUITY:
  Class A common stock                               26               26
  Common stock                                       81               81
  Capital in excess of par value                 98,894           98,848
  Retained earnings                              86,165           83,609
  Treasury stock                                 (1,204)          (1,204)
                                               --------         --------
                                                183,962          181,360
                                               --------         --------
                                               $272,390         $245,119
                                               ========         ========